NEWS                            RE:                 Riviera Holdings Corporation
BULLETION                                         2901 Las Vegas Boulevard South
                                                             Las Vegas, NV 89109
From:                                  Investor Relations:        (800) 362-1460
FRB                                                   Fax:        (702) 794-9442
                                                    Hotel:        (702) 734-5110
                                                   TRADED:            AMEX - RIV
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The Financial Relations Board, Inc.
FOR FURTHER INFORMATION:

       AT THE COMPANY:                             AT FINANCIAL RELATIONS BOARD:
       Duane Krohn, Treasurer and CFO          Betsy Truax (general information)
       (702) 794-9527                                             (208) 233-8323
       John Wishon, Secretary and General Counsel
       (702) 794-9504



       FOR IMMEDIATE RELEASE
       FRIDAY, APRIL 3, 1998


                      RIVIERA ANNOUNCES MERGER TERMINATION

       LAS VEGAS, NV -- April 3, 1998 -- R&E Gaming Corp. has notified Riviera Holdings Corporation that, as previously threatened, R&E has terminated the Riviera Merger Agreement, dated September 15, 1997. Riviera has rejected R&E's specious allegations and has notified R&E of R&E's own breaches which entitle Riviera to collect the approximately $6 million being held in escrow. Most of the escrow is in the form of letters of credit being held by the escrow agent. Riviera has begun the process of collecting the escrow, which it expects will be contested by R&E. If Riviera is successful, it intends to distribute the escrow proceeds to its stockholders, excluding Paulson, Morgens Waterfall, Sun Life and Keyport Life, which hold approximately 70% of the presently outstanding Riviera stock.

       Riviera Holdings Corporation owns and operates the Riviera Hotel & Casino on the Las Vegas Strip, operates the Four Queens Hotel and Casino in downtown Las Vegas and is developing a casino in Black Hawk, Colorado. Riviera Holdings Corporation is traded on the American Stock Exchange under the symbol RIV.

       For more information on Riviera, dial 1-800-PRO-INFO, code RIV.

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